EXHIBIT 99.02

Nanobac Pharmaceuticals, Incorporated

4730 North Habana Avenue

Suite 205

Tampa, Florida 33614

February 1, 2008

Dr. Hector Gomez

Chairman of the Board

DNA Print Genomics

1621 W University Parkway

Sarasota, Florida 34243

Dear Dr. Gomez:

The purpose of this letter is to confirm the recent discussions and to amend our agreement in principle between Nanobac Pharmaceuticals, Incorporated (“Buyer”) and DNA Print Genomics, Inc. (“Seller”) regarding Buyer’s proposal to acquire Seller’s business and related operations (the “Business”) dated January 18, 2008. The following sections are amended:

1.

Closing shall take place at the earliest possible time by which both parties can agree to final documents.

2.

Buyer shall take an active role in management of Seller’s short and long term capital commitments with regards to license obligations.

Buyer shall engage investment bankers to facilitate bridge financing commitment.

Buyer and Seller acknowledge Seller’s immediate financial needs.

Specific financial contributions in this Section shall be deemed null and void.

All other sections of the previous agreement shall remain in force.

The following additional Sections shall be added:

9.

Buyer shall immediately begin an active role in any potential negotiations   with respect to any and all licensing obligations of Seller.

10.

Post acquisition management shall be at the total discretion of Buyer.

11.

The acquisition contemplated herein is contingent upon Buyer’s ability to raise a minimum of One and One Half Million Dollars ($1,500,000) in debt/equity financing or the minimum required financing to meet Seller’s licensing obligations.  This contingency will be waived if at any point Buyer negotiates and/or creates any scenario by which the combined entity of Buyer and Seller are able to maintain Seller’s licensing arrangements.

12.

Buyer and Seller will work jointly to raise a minimum of Five Million Dollars ($5,000,000) of debt/equity financing in the combined entity.

13.

This Agreement shall be deemed null and void if buyer does not satisfy the conditions of Section 11 or 12 within 60 days.

Very truly yours,

Nanobac Pharmaceuticals, Incorporated (“Buyer”)

By:	/s/ John Stanton
Name:	John Stanton
Title:	Chairman of the Board

Acknowledged and agreed to:

DNA Print Genomics,

By:	/s/ Dr. Hector Gomez
Name:	Dr. Hector Gomez
Title:	Chairman of the Board